EXHIBIT 4
Export Development Act
E.S., c. E-20
N.B.: This consolidation was prepared by EDC’s Corporate Secretariat and Legal Services for
convenience of reference only and as such, has no official sanction.
As at March 12, 2009

Export Development Act
E-20
An Act to establish Export Development Canada and to support and develop trade between Canada and other countries and Canada’s competitiveness in the international market-place
SHORT TITLE
1.	This Act may be cited as the Export Development Act.
R.S., 1985, c. E-20, s. 1; 2001, c. 33, s. 2(F).
INTERPRETATION
2.	In this Act,
“Board”
«conseil »
“Board” means the Board of Directors of the Corporation;
“body corporate”
«personne morale »
“body corporate” means an incorporated body wherever or however incorporated;
“Chairman” [Repealed, 2001, c. 33, s. 3]
“Chairperson” «Version anglaise seulement »
“Chairperson” means the Chairperson of the Board;
“Corporation”
«Société »
“Corporation” means Export Development Canada, the corporation established by section 3;
“director”
«administrateur »
“director” means a director of the Corporation;
“entity”
«entité »
“entity” means a body corporate, a trust, a partnership, a fund, an unincorporated association or organization, Her Majesty in right of Canada or of a province, an agency of Her Majesty in either of such rights and the government of a foreign country or any political subdivision thereof and any agency thereof;
“Executive Committee”
«comité de direction »
“Executive Committee” means the Executive Committee of the Board;
“Minister”
«ministre »
“Minister” means such member of the Queen’s Privy Council for Canada as is designated by the Governor in Council as the Minister for the purposes of this Act;
“person”
«personne »
“person” means a natural person, an entity or a personal representative;
“personal representative”
«représentant personnel »
“personal representative” means a person who stands in the place of and represents another person and, without limiting the generality of the foregoing, includes, as the circumstances require, a trustee, an executor, an administrator, a committee, a guardian, a tutor, a curator, an assignee, a receiver, an agent and an attorney of any person;
“President”
«président »
“President” means the President of the Corporation;

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“property”
«biens »
“property” includes money, goods, things in action, land and every description of property, whether real or personal, legal or equitable, and whether situated in Canada or elsewhere, and includes obligations, easements and every description of estate, interest and profit, present and future, vested or contingent, in, arising out of or incident to property;
“security interest”
«sûreté »
“security interest” means an interest in or a charge on property by way of mortgage, lien, pledge or otherwise taken to secure the payment or performance of an obligation;
“Vice-Chairman” [Repealed, 2001, c. 33, s. 3]
“Vice-chairperson” «Version anglaise seulement »
“Vice-chairperson” means the Vice-chairperson of the Board.
R.S., 1985, c. E-20, s. 2; 1993, c. 26, s. 2; 2001, c. 33, s. 3.
Corporation Established
     3. A corporation is hereby established, to be known as Export Development Canada, consisting of a Board of Directors composed of fifteen directors, including a Chairperson and a President.
R.S., 1985, c. E-20, s. 3; 2001, c. 33, s. 4.
     4. (1) Each director, other than the Chairperson and the President, shall be appointed by the Minister, with the approval of the Governor in Council, to hold office during pleasure for a term not exceeding four years that will ensure, as far as possible, the expiration in any one year of the terms of office of not more than one half of the directors.
(2) The Chairperson shall be appointed by the Governor in Council to hold office during pleasure for such term as the Governor in Council considers appropriate.
(3) The Board shall elect a Vice-chairperson of the Board from among the directors.
R.S., 1985, c. E-20, s. 4; R.S., 1985, c. 1 (4th Supp.), s. 44(E); 2001, c. 33, s. 13(E); 2006, c. 9, s. 254.
     5. The Governor in Council may appoint a person to be an alternate director for any director who is selected from among persons employed in the federal public administration and the alternate director so appointed shall act as a director during any period in which the director for whom he is an alternate is, by reason of absence or incapacity, unable to act.
R.S., 1985, c. E-20, s. 5; 2003, c. 22, s. 224(E).
     6. (1) The Chairperson shall preside at meetings of the Board and of the Executive Committee.
(2) In the event of the absence or incapacity of the Chairperson, or if the office of Chairperson is vacant, the Vice-chairperson shall perform the functions of the Chairperson during the absence, incapacity or vacancy.
(3) Where the Vice-chairperson is, by reason of circumstances referred to in subsection (2), authorized by that subsection to act as Chairperson but the Vice-chairperson is himself absent or incapacitated or the office of Vice-chairperson is vacant, such of the other directors as are present at a meeting shall, if they constitute a quorum of the Board or of the Executive Committee, select a director to act as Chairperson and the director so selected shall perform the functions of the Chairperson until such time as the Chairperson or Vice-chairperson is available to perform them.
R.S., 1985, c. E-20, s. 6; 2001, c. 33, s. 13(E).
Committees of the Board
     7. (1) There shall be an Executive Committee of the Board consisting of the Chairperson and four other directors selected by the Board.
(2) The Executive Committee may exercise any powers and perform any duties of the Board delegated to it by the Board.
R.S., 1985, c. E-20, s. 7; 2001, c. 33, s. 13(E).

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     7.1 The Board may establish any other committee and that committee may exercise any powers and perform any duties of the Board delegated to it by the Board.
2001, c. 33, s. 6.
President
     8. (1) The President shall be appointed by the Governor in Council to hold office during pleasure for such term as the Governor in Council considers appropriate.
(2) The President is the chief executive officer of the Corporation and has on behalf of the Board the direction and management of the business of the Corporation, with authority to act in the conduct of the business of the Corporation in all matters that are not by this Act or the by-laws of the Corporation specifically reserved to the Board or any committee of the Board.
(3) In the event of the absence or incapacity of the President, or if the office of President is vacant, the Board shall authorize a director or an officer of the Corporation to act as the President for the time being and shall fix the terms and conditions of his appointment and his remuneration, but no person so authorized by the Board has authority to act as President for a period exceeding sixty days without the approval of the Governor in Council.
R.S., 1985, c. E-20, s. 8; R.S., 1985, c. 1 (4th Supp.), s. 44(E); 2001, c. 33, s. 7.
Salaries and Expenses
     9. (1) Subject to subsection (2), each of the directors not selected from among persons employed in the federal public administration shall be paid by the Corporation such salary, fees or other remuneration as is fixed by the Governor in Council and each director is entitled to be paid by the Corporation reasonable travel and other expenses incurred by him in the course of his duties under this Act.
(2) The Chairperson and, if the President is a person other than the Chairperson, the President shall be paid by the Corporation a salary to be fixed by the Governor in Council.
R.S., 1985, c. E-20, s. 9; 2001, c. 33, s. 13(E); 2003, c. 22, s. 224(E).
Purposes and Powers
     10. (1) The Corporation is established for the purposes of supporting and developing, directly or indirectly,
     (a) domestic trade and Canadian capacity to engage in that trade and to respond to domestic business opportunities; and
     (b) Canada’s export trade and Canadian capacity to engage in that trade and to respond to international business opportunities.
(1.01) The Corporation shall carry out its purposes, with respect to domestic trade and domestic business, in a manner that complements the products and services available from commercial financial institutions and commercial insurance providers.
(1.1) Subject to any regulations that may be made under subsection (6), in carrying out its purposes under subsection (1), the Corporation may
(a) acquire and dispose of any interest in any property by any means;

(b) enter into any arrangement that has the effect of providing, to any person, any insurance, reinsurance, indemnity or guarantee;

(c) enter into any arrangement that has the effect of extending credit to any person or providing an undertaking to pay money to any person;

(d) take any security interest in any property;

(e) prepare, compile, publish and distribute information and provide consulting services;

(f) procure the incorporation, dissolution or amalgamation of subsidiaries;

(g) acquire and dispose of any interest in any entity by any means;

(h) make any investment and enter into any transaction necessary or desirable for the financial management of the Corporation;

(i) act as agent for any person or authorize any person to act as agent for the Corporation;

(j) take such steps and do all such things as to it appear necessary or desirable to protect the interests of the Corporation; and

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(k) generally, do all such other things as are incidental or conducive to the exercise of its powers, the performance of its functions and the conduct of its business.
(2) In exercising its powers under this Act, the Corporation shall, where appropriate, make use of the services and facilities of departments, boards and agencies of the Government of Canada.
*(3) Subject to subsections (3.1) and (4), the contingent liability of the Corporation in respect of the principal amount owing under all outstanding arrangements entered into under paragraph (1.1)(b) shall at no time exceed the greater of
(a) an amount equal to ten times the authorized capital of the Corporation, and
(b) $45,000,000,000.
(3.1) The amount referred to in paragraph (3)(b) may be varied in an appropriation
(4) The amount of the contingent liability referred to in subsection (3) that the Corporation has insured or reinsured or with respect to which the Corporation has a right, by agreement, to be indemnified shall not be taken into account in calculating the contingent liability under that subsection.
(5) The Corporation shall, in exercising the powers conferred on it by paragraph (1.1)(h), comply with such conditions of general application as the Minister of Finance may prescribe.
(6) The Governor in Council may, on the recommendation of the Minister and the Minister of Finance, make regulations governing
(a) the disposal by sale or lease of property acquired by the Corporation for the purpose of such disposal;
(b) the entering into by the Corporation of arrangements that
(i)	have the effect of
(A)	providing, to any person, any insurance, reinsurance, indemnity or guarantee,
(B)	extending credit to any person, or
(C)	providing an undertaking to pay money to any person, and
(ii)	are made in respect of transactions not relating, directly or indirectly, to the carrying on of business or other activities outside Canada;
(c) the entering into by the Corporation of arrangements that have the effect of extending credit to a person in respect of the acquisition by that person of any interest, other than a security interest, in any entity;
(d) the entering into by the Corporation of arrangements that have the effect of providing to a person any insurance, indemnity or guarantee, in respect of the financing, by that person, of an acquisition by another person of any interest, other than a security interest, in any entity;
(e) the provision by the Corporation of consulting services on a fee basis; and
(f) the acquisition by the Corporation of any interest, other than a security interest or an interest resulting from the realization of a security interest, in any entity.
(7) For greater certainty, the regulations made pursuant to subsection (6) may specify that certain transactions or classes of transactions of the Corporation require the approval of the Minister, the Minister jointly with the Minister of Finance, or the Governor in Council and, where so specified, the Minister, the Minister jointly with the Minister of Finance, or the Governor in Council is authorized to give that approval.
(8) Subject to subsection (9), the Minister shall cause to be published in the Canada Gazette at least sixty days before the proposed effective date thereof a copy of every regulation that the Governor in Council proposes to make under this Act and a reasonable opportunity shall be afforded to interested persons to make representations with respect thereto.
(9) The Minister is not required to cause to be published a proposed regulation if the proposed regulation
(a) has been published pursuant to subsection (8) whether or not it has been amended as a result of representations made by interested persons as provided in that subsection; or
(b) in the opinion of the Minister, makes no material substantive change in an existing regulation.
R.S., 1985, c. E-20, s. 10; 1993, c. 26, s. 4; 2001, c. 33, s. 8.
Environmental Effects
     10.1 (1) Before entering, in the exercise of its powers under subsection 10(1.1), into a transaction that is related to a project, the Corporation must determine, in accordance with the directive referred to in subsection (2),

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(a) whether the project is likely to have adverse environmental effects despite the implementation of mitigation measures; and

(b) if such is the case, whether the Corporation is justified in entering into the transaction.
(2)	The Board shall issue a directive respecting the determination referred to in subsection (1), which directive may
(a) define the words and expressions that the Board considers necessary for the application of that subsection, including the words and expressions “transaction”, “project”, “adverse environmental effects” and “mitigation measures”;

(b) establish the criteria that the Corporation must apply in making the determination; and

(c) establish exceptions specifically or by any class, as defined by the Board, to the Corporation’s obligation to make the determination.
(3)	The directive is not a statutory instrument for the purposes of the Statutory Instruments Act.
2001, c. 33, s. 9.
Capital and Shares
     11. (1) The authorized capital of the Corporation is $3,000,000,000 divided into 30 million shares of the par value of $100 each.
(2) Where the Board recommends that the Minister subscribe for unissued shares of the Corporation, the Minister may, if the Minister of Finance concurs, subscribe at par for such number of shares as he considers desirable and the amount of each subscription shall be paid to the Corporation out of the Consolidated Revenue Fund at such times and in such amounts as the Board requires.
(3) The shares of the capital stock of the Corporation are not transferable and shall be held in trust for Her Majesty.
R.S., c. E-18, s. 11; R.S., c. 8(2nd Supp.), s. 2; 1973-74, c. 13, s. 1; 1974-75-76, c. 17, s. 1; 1977-78, c. 38, s. 1; 1980-81-82-83, c. 163, s. 6.
     12. The Corporation may borrow money by any means, including issuing and selling bonds, debentures, notes and other evidences of indebtedness of the Corporation.
R.S., c. E-18, s. 12; 1980-81-82-83, c. 163, s. 7; 1984, c. 31, s. 14.
     13. At the request of the Corporation, the Minister of Finance may, out of the Consolidated Revenue Fund, lend money to the Corporation on such terms and conditions as are fixed by him.
R.S., c. E-18, s. 13.
     14. (1) The aggregate amount of borrowings of the Corporation pursuant to sections 12 and 13 and outstanding shall at no time exceed an amount equal to fifteen times the aggregate of
(a) the paid-in capital of the Corporation, and

(b) the retained earnings of the Corporation, determined in accordance with the most recent statements of accounts of the Corporation for a financial year that have been audited by the Auditor General of Canada.
(2) For the purpose of calculating the aggregate amount of outstanding borrowings of the Corporation under subsection (1),
(a) accumulated deficits, and

(b) the retained earnings of the Corporation, where the Corporation and its auditor are unable to agree on the amount of the retained earnings, shall not be taken into account.
R.S., 1985, c. E-20, s. 14; 1993, c. 26, s. 5.
     15. The Corporation may establish one or more reserves or provisions out of which may be paid any losses sustained by the Corporation in the conduct of its business.
R.S., c. E-18, s. 15; 1980-81-82-83, c. 47, s. 14.

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By-laws
     16. The Board may make by-laws

(a) for the regulation of its proceedings, including the delegation of any of its powers and duties to any committee of the Board and the fixing of quorums for meetings of the Board and any committee of the Board;

(b) prescribing the duties of any officers and employees of the Corporation;

(c) delegating to the President the conduct of any business of the Board;

(d) delegating, subject to any terms and conditions specified in the by-laws and despite any delegation of such authority to any committee of the Board, to any one or more officers of the Corporation, jointly or severally, any authority to authorize the Corporation to exercise a power under this Act that is given specifically to the Board by any provision of this Act;

(d.1) respecting
(i) the establishment, management and administration of a pension plan for the officers and employees of the Corporation and their dependants,

(ii) the contributions to be made by the Corporation to the associated pension fund,

(iii) the provision of benefits under the pension plan,

(iv) the payment of pensions, and

(v) the investment of the assets of the fund; and
(e) generally, for the conduct and management of its activities.
R.S., 1985, c. E-20, s. 16; 2001, c. 33, s. 10.
General
     17. The Corporation may establish offices anywhere in Canada and the head office of the Corporation shall be in the National Capital Region described in the schedule to the National Capital Act.
R.S., 1985, c. E-20, s. 17; 1993, c. 26, s. 6.
     18. The Corporation is for all purposes an agent of Her Majesty in right of Canada.
R.S., c. E-18, s. 18; 1984, c. 31, s. 14.
     19. The Board may, subject to this Act and any by-law of the Board, determine the terms and conditions on which the Corporation may exercise any power under this Act.
R.S., 1985, c. E-20, s. 19; 1993, c. 26, s. 7.
     20. The Corporation may employ such officers and employees and such consultants and advisers as it deems necessary to carry out its purposes and shall fix the terms and conditions of their employment and their remuneration, which shall be paid by the Corporation.
R.S., c. E-18, s. 20.
     21. (1) The Auditor General of Canada is the auditor of the Corporation.
(2) As auditor of the Corporation, the Auditor General must, at least once every five years, audit the design and the implementation of the directive referred to in subsection 10.1(2) and submit a report on the audit to the Board and to the Minister. The Auditor General must submit the report to each House of Parliament on any of the first thirty days on which it is sitting after the report is completed.
R.S., 1985, c. E-20, s. 21; 2001, c. 33, s. 11.
     22. Section 27 of the Income Tax Act does not apply to the Corporation.
R.S., c. E-18, s. 22; 1970-71-72, c. 43, s. 3, c. 63, s. 4.
     23. (1) Where the Corporation advises the Minister that it will not, without an authorization made pursuant to this section, enter into any transaction or class of transactions that it has the power to enter into under paragraphs 10(1.1)(a) to (e) or (i) to (k) and the Minister is of the opinion that it is in the national interest that the Corporation enter into any such transaction or class of transactions, the Minister, with the concurrence of the Minister of Finance, may authorize the Corporation to do so.
(2) The Corporation may amend any agreement entered into pursuant to an authorization of the Minister made under subsection (1), without further authorization of the Minister, if the amendment in no way results in the agreement being inconsistent with the Minister’s authorization.

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(3) All moneys required by the Corporation to discharge its obligations under any transaction entered into under this section shall be paid to the Corporation by the Minister of Finance out of the Consolidated Revenue Fund.
(4) The Corporation shall maintain a separate account of all moneys received by way of receipts and recoveries, and of all disbursements made, in connection with all transactions entered into under this section and shall, subject to subsections (5) and (6), pay to the Receiver General all such receipts and recoveries.
(5) The Minister of Finance may authorize the Corporation to retain from any receipts and recoveries described in subsection (4) such part thereof as the Minister of Finance considers to be required to meet the expenses and overhead of the Corporation arising out of transactions described in that subsection.
(6) The Minister, with the concurrence of the Minister of Finance, may authorize the Corporation to make any investment or enter into any transaction or any class of transactions necessary or desirable for the management of assets and liabilities arising out of any transaction that may be entered into pursuant to this section.
R.S., 1985, c. E-20, s. 23; 1993, c. 26, s. 8.
     24. (1) Subject to subsection (2), in respect of transactions entered into under section 23, the total of the following shall at no time exceed $20,000,000,000:
(a) the contingent liability of the Corporation in respect of the principal amount owing under all outstanding arrangements giving rise to contingent liabilities,

(b) the obligation of the Corporation to advance funds in respect of any outstanding arrangement that has the effect of extending credit or to pay money to any person in respect of any outstanding arrangement, and

(c) the outstanding principal amount of obligations owed to the Corporation in respect of any arrangement that has the effect of extending credit.
(2) The amount of
(a) the contingent liability referred to in paragraph (1)(a) that the Corporation has insured or reinsured or with respect to which the Corporation has a right, by agreement, to be indemnified, and

(b) the obligations referred to in paragraphs (1)(b) and (c) that the Corporation has sold, assigned or otherwise transferred on a non-recourse basis shall not be taken into account in calculating the total liabilities and obligations under subsection (1).
R.S., 1985, c. E-20, s. 24; 1993, c. 26, s. 8.
     24.1 (1) Subsection 5(1) of the Canadian Environmental Assessment Act does not apply where the Minister or the Minister of Finance exercises a power or performs a duty or function under this Act or any regulation made under it, or exercises a power of authorization or approval with respect to the Corporation under any other Act of Parliament or any regulation made under it.
(2) Subsection 5(2) of the Canadian Environmental Assessment Act does not apply where the Governor in Council exercises a power of authorization or approval under regulations made under this Act, or where the Governor in Council exercises a power of authorization or approval with respect to the Corporation under any other Act of Parliament or regulations made under it.
(3) Subsection 8(1) of the Canadian Environmental Assessment Act does not apply to the Corporation.
2001, c. 33, s. 12.
     24.2 (1) Except with the written consent of the Corporation, no person shall in any prospectus or advertisement, or for any other business purpose, use the following names and initials: “Export Development Canada”, “Exportation et développement Canada”, “Export Development Corporation”, “Société pour l’expansion des exportations”, “E.D.C.”, “EDC”, “S.E.E.” and “SEE”.
(2) A person who contravenes subsection (1) is guilty of an offence and liable on summary conviction to a fine not exceeding $10,000 or to imprisonment for a term not exceeding six months, or to both.
2001, c. 33, s. 12.
     24.3 (1) Subject to subsection (2), all information obtained by the Corporation in relation to its customers is privileged and a director, officer, employee or agent of, or adviser or consultant to, the Corporation must not knowingly communicate, disclose or make available the information, or permit it to be communicated, disclosed or made available.

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(2) Privileged information may be communicated, disclosed or made available
(a) for the purpose of the administration or enforcement of this Act and legal proceedings related to it;

(b) for the purpose of prosecuting an offence under this Act or any other Act of Parliament;

(c) to the Minister of National Revenue solely for the purpose of administering or enforcing the Income Tax Act or the Excise Tax Act; or

(d) with the written consent of the person to whom the information relates.
2006, c. 9, s. 179.
    25. (1) Five years after the coming into force of this section and every ten years thereafter, the Minister shall cause a review of the provisions and operation of this Act to be undertaken in consultation with the Minister of Finance.
(2) The Minister shall, within one year after causing a review to be undertaken pursuant to subsection (1), submit a report on the review to Parliament.
(3) Each report submitted to Parliament pursuant to subsection (2) shall be reviewed by such committee of the Senate and of the House of Commons or such joint committee as is designated or established for the purpose of reviewing such report.
R.S., 1985, c. E-20, s. 25; 1993, c. 26, s. 8.
RELATED PROVISIONS
AN ACT TO IMPLEMENT CERTAIN PROVISIONS OF THE BUDGET TABLED IN PARLIAMENT ON JANUARY 27, 2009 AND RELATED FISCAL MEASURES, 2009, c.2 s.263:
263. (1) Paragraph 10(1)(a) and subsection 10(1.01) of the Act, as enacted by subsection 260(1), are repealed two years after the day on which they come into force.
(2) The Governor in Council may, by order, extend the period referred to in subsection (1).
(3) The repeal of paragraph 10(1)(a) of the Act, as enacted by subsection 260(1), has no effect on any arrangement Export Development Canada entered into in order to carry out its purpose referred to in that paragraph. Despite the repeal, Export Development Canada may take any steps and do anything that it considers necessary or desirable to implement the arrangement or that it considers related to the arrangement.
(4) Subsections 5(2) and 6(2) and (3) of the Export Development Canada Exercise of Certain Powers Regulations do not apply for the period beginning on the day on which paragraph 10(1)(a) of the Act, as enacted by subsection 260(1), comes into force and ending on the day on which that paragraph is repealed.
(5) Despite subsection (4), subsections 5(2) and 6(2) and (3) of the Export Development Canada Exercise of Certain Powers Regulations do not apply to a new transaction that Export Development Canada enters into during the period that paragraph 10(1)(a) of the Act, as enacted by subsection 260(1), is in force, even after that paragraph is repealed. Despite the repeal, Export Development Canada may take any steps and do anything that it considers necessary or desirable to implement the transaction or that it considers related to the transaction.
— 1993, c. 26, s. 9:
      9. (1) Transactions entered into under sections 24, 29, 33, 34 and 39 of the Export Development Act, as those provisions read immediately before the coming into force of section 8 of this Act, are deemed to have been entered into under section 10 of that Act, as amended by section 4 of this Act.
(2) Transactions entered into under sections 27, 31 and 35 of the Export Development Act, as those provisions read immediately before the coming into force of section 8 of this Act, are deemed to have been entered into under section 23 of that Act, as enacted by section 8 of this Act.

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— 2001, c. 33, ss. 14 to 17:
     14. Wherever, under any Act of Parliament, any instrument made under an Act of Parliament or any contract, lease, licence or other document, a power, duty or function is vested in or exercisable by the Export Development Corporation, that power, duty or function is vested in or exercisable by Export Development Canada.
— 2001, c. 33, ss. 14 to 17:
     15. Every reference to the Export Development Corporation in any deed, contract or other document executed by the Export Development Corporation in its own name shall, unless the context otherwise requires, be read as a reference to Export Development Canada.
— 2001, c. 33, ss. 14 to 17:
     16. All rights and property of the Export Development Corporation, rights and property held in its name or held in trust for it and all its obligations and liabilities are deemed to be rights, property, obligations and liabilities of Export Development Canada.
— 2001, c. 33, ss. 14 to 17:
     *17. Any legal proceeding to which the Export Development Corporation is party pending in any court immediately before the day on which this section comes into force may be continued by or against Export Development Canada in the same manner and to the same extent as it could have been continued by or against the Export Development Corporation.

*	[Note: Section 17 in force December 21, 2001, see SI/2002-15.]